UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2010

ImageWare Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	001-15757 (Commission File Number)	33-0224167 (IRS Employer Identification No.)

10883 Thornmint Road, San Diego, CA 92127
(Address of principal executive offices) (Zip Code)

(858) 673-8600
Registrant's telephone number, including area code

_____________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

In June 2010, ImageWare Systems, Inc. (“ImageWare”) entered into an agreement with IBM Canada to provide product, services and support under a two year contract for the second phase of a biometrically enabled Restricted Access Identity Card (”RAIC”) program for the Canadian Air Transportation Safety Administration (“CATSA”).  ImageWare is the software provider allowing CATSA to manage the complete identification card life-cycle: enrollment of data, issuance, verification, card production, card management, auditing, and integration with access control devices.

                The RAIC program enhances security by issuing each airport worker a biometrically enabled identity card.  This card is used to insure that these workers identities are verified via biometric and security clearance status validated before entry is permitted into key restricted areas at 29 major locations.

                In the first phase of the RAIC program, ImageWare was a subcontractor  to Unisys Canada, whereby the Company provided software development services  under a $2.1 million agreement announced in March, 2008 and completed in March, 2010.

                 In this second phase of the RAIC program, ImageWare is a subcontractor to IBM Canada who was selected by the Canadian government to be the prime contractor on the project.

 Item 8.01 Other Events.

On June 30, 2010 a secured promissory note ImageWare entered into in February of 2009 became due and payable having reached its contractual maturity date.  ImageWare is currently in discussions with the lender relative to some form of extension to the note.  Management feels confident that an amendment to the note will be entered into shortly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.,
a Delaware corporation

Date:  July 15, 2010                                                      By:           /s/ Wayne G. Wetherell
     Wayne G. Wetherell
     Chief Financial Officer